Exhibit 4.8

            AGREEMENT dated as of the 31st of January, 2000 between Milestone Scientific, Inc. ("Milestone") and the undersigned holders of Milestone's outstanding 3% Convertible Notes.

      1. Milestone hereby agrees to allow each of the undersigned holders of its 3% Convertible Notes to convert such Notes at $1.25 per share, i.e. one half of the present conversion price, and each of the undersigned agrees to submit his Notes to Milestone for conversion at that price not later than February 29, 2000.

      2. Each of the undersigned acknowledges that one half of the shares to be issued on conversion of the Notes have not been registered under the Securities Act of 1933, as amended, are being acquired for investment without a view to distribution and will bear a suitable legend to such effect. Milestone hereby agrees that the Shares issued on conversion of the Notes which are not presently covered by a Registration Statement shall be deemed to be included within the definition of "Registerable Securities" set forth in that certain Registration Rights Agreement between Milestone and the undersigned and shall enjoy all of the registration rights and other benefits provided for in such Registration Rights Agreement.

            IN WITNESS WHEREOF the parties have executed this document as of the day and year first above written.

                                    MILESTONE SCIENTIFIC, INC.


                                    by:________________________________
                                          Leonard Osser, Chairman and
                                          Chief Executive Officer

        Name                                  Face Amount of    No. of Shares
                                              3% Convertible
                                              Notes to be
                                              Converted
                                                   $

        ____________________________________
              K. TUCKER ANDERSEN                250,000           200,000

        CUMBERLAND PARTNERS
        By Cumberland Associates LLC, as its
        investment advisor

        By:_____________________________         1,150,000         920,000


        LONGVIEW PARTNERS
        by Cumberland Associates LLC, as its
        investment advisor

        By: ________________________________     125,000           100,000


        LONGVIEW PARTNERS B, L.P.
        by Cumberland Associates LLC, as its
        investment advisor

        By:________________________________      165,000           132,000


        LONGVIEW PARTNERS C, L.P.
        by Cumberland Associates LLC, as its
        investment advisor

        By:_____________________________          60,000            48,000


        ________________________________
        LEONARD OSSER                            250,000           200,000


        STRATEGIC RESTRUCTURING PARTNERSHIP LP

        By:___________________________           250,000           200,000
           Richard Haydon